Exhibit 99.1

WPT Enterprises, Inc. Reports Second Quarter 2008

Financial Results

LOS ANGELES, August 6, 2008 – WPT Enterprises, Inc. (NASDAQ:WPTE) today announced financial results for the second quarter ended June 29, 2008. Business highlights for the quarter included the delivery of eight episodes of Season VI of the World Poker Tour® (WPT) television series; the continued progress in the development of CLUBWPT.com and the WPT China National Traktor Poker Tour™; and the implementation of cost cutting measures designed to right size operations. Subsequent to the end of the quarter, the Company announced a broadcast license agreement with Fox Sports Network (“FSN”) to air 26 all-new, one hour WPT episodes of Season VII of the WPT television series in the United States, across FSN’s national sports cable network.  We also announced a collaboration with FSN to jointly create a new poker program focused on driving awareness and traffic to the Company’s online subscription website, ClubWPT.com.

Financial Results. Revenues in the second quarter of 2008 decreased to $5.1 million, compared to $7.7 million in the same period in 2007, primarily a result of a decrease in domestic television license fees, which is due to lower per episode license fees under the GSN agreement in effect during the 2008 period, as compared to the Travel Channel agreement which was in effect during the 2007 period.

Domestic television license revenues were $2.4 million in the second quarter of 2008, compared to $4.3 million in the second quarter of 2007. International television licensing revenues decreased to $0.4 million in the second quarter of 2008 compared to $0.8 million in the second quarter of 2007 with the decrease due to lower fees associated with international distribution agreements. Product licensing revenues decreased to $0.6 million in the second quarter of 2008 compared to $1.0 million in the second quarter of 2007. The decrease was primarily due to higher license revenues in the second quarter of 2007 relating to final royalty payments from Take-Two Interactive and Jakks Pacific, and lower revenues from Hands-On Mobile in the current quarter as compared to the 2007 period. Event hosting and sponsorship revenues decreased to $1.3 million from $1.4 million in the second quarter of 2007 primarily due to no sponsorship revenues from Budweiser in the second quarter of 2008, partially offset by increased international sponsorship revenues in the 2008 period.  Online gaming revenues rose modestly in the second quarter of 2008 compared to the second quarter of 2007.  For the six months ended June 29, 2008, online gaming revenues declined compared to the first six months of 2007.  There were lower levels of player activity on the Company’s website on the Cryptologic network in the 2008 period versus the site operated by WagerWorks in the 2007 period; however, 2007 revenues were reduced as the Company transitioned its operations from the WagerWorks network to the Cryptologic network in June 2007.

Cost of revenues decreased to $2.8 million in the second quarter of 2008 from $3.1 million in the second quarter of 2007. The decrease was primarily a result of the delivery of eight episodes of Season VI in the current period versus the delivery of nine episodes of Season V in the prior year period.

Overall gross margins were 45% in the second quarter of 2008 compared to 60% in the second quarter of 2007.  Domestic television licensing margins were 9% in the second quarter of 2008 compared to 40% in the same period in 2007.  This decrease was principally because of the lower fees per episode under the GSN contract. The lower domestic television margins in the 2008 period were partially offset by increased margin contribution from international sponsorship fees.

Selling, general and administrative expenses increased to $6.4 million in the second quarter of 2008, compared to $6.0 million in the second quarter of 2007.  Higher costs associated with the implementation of the Company’s sales and marketing plans for its online gaming, WPT China and ClubWPT.com businesses were partially offset by a reduction in general and administrative expenses resulting from reduced headcount expenses Company-wide.

The Company reported a net loss for the quarter of $3.9 million, or $0.19 per fully-diluted share, compared to a net loss of $3.3 million, or $0.16 per fully-diluted share, in the 2007 period.

At June 29, 2008, the Company had no debt, and total cash, cash equivalents and investments in marketable securities of approximately $24.3 million, which included $11.4 million of auction rate securities (ARS) backed by student loans, the majority of which are guaranteed under the Federal Family Education Loan Program. Historically, these types of ARS investments have been liquid with interest rates resetting every 7 to 35 days by an auction process.  However, as a result of the liquidity issues experienced in the global credit and capital markets, the auctions for all of the Company’s ARS began failing in February 2008.  The ARS continue to pay interest in accordance with the terms of the underlying security; however, liquidity will be limited until there is a successful auction or until such time as other markets for these ARS investments develop.

Based on June account statements received from the firms managing our ARS portfolio, the Company has concluded that the value of its ARS has temporarily declined by approximately $1.0 million as of June 29, 2008, a result of the current lack of liquidity.  Since the Company considers the decline in the estimated fair value of its ARS to be temporary, the related unrealized loss is included in accumulated other comprehensive loss in the shareholders’ equity section of the Company’s balance sheet as of June 29, 2008. The Company does not believe that the lack of liquidity relating to ARS will have an impact on its ability to fund its operations during the next twelve months.

“We continue to be disappointed in our online gaming results and have begun directing resources in our growing sponsorship business.  On the other hand, we continue to be encouraged by the strength of our brand in the domestic and international marketplace,” said Steve Lipscomb, President and CEO of WPT Enterprises. “We announced two important collaborations with the Fox Sports Network subsequent to the end of the quarter.  The first is a broadcast deal to air 26 all-new one hour episodes of Season VII of the World Poker Tour television series across the U.S. as a part of FSN’s Sunday sports block.  The second deal is an agreement that will provide television and other media exposure that we expect to allow us to grow our subscriber based online poker business, ClubWPT.com.  Fox will broadcast at least 13 one hour episodes of a new television series called “ClubWPT.com” on FSN.  WPT will have the option to produce up to 40 additional episodes as the subscription business grows.  The only way that players can get onto the ClubWPT.com television show is to win a seat on ClubWPT.com.  FSN will promote ClubWPT.com through in-show title sponsorship, in-show billboards, audio mentions, commercial inventory and website presence on the main page of FoxSports.com.  We believe FSN is the perfect home for the World Poker Tour.  The ClubWPT.com deal is a good example of the ways in which we believe we will be able to work with Fox into the future.”

Third Quarter and 2008 Outlook

For the third quarter of 2008, revenues are expected to be in the range of $2.2— $2.6 million.  The Company also expects:

•                  To deliver the remaining three episodes of Season VI of the WPT television series in the third quarter of 2008.

•                  Lower gross margins for domestic television in 2008 versus 2007 as a result of the terms of the agreement with GSN.

•                  To recognize host fee and sponsorship revenues as remaining WPT Season VI domestic episodes air during the third quarter of 2008.

•                  Increased subscribers to ClubWPT.com as a result of creating a new poker program, which is expected to begin airing in September 2008, to drive awareness and traffic to the website.

•                  To recognize international sponsorship revenues as episodes are aired during the third and fourth quarters of 2008.

•                  To not obtain license fees relating to Season VII of the WPT television series, which is expected to begin airing in December 2008.

•                  To seek sponsorship revenues relating to Season VII of the WPT television series.

•                  To launch Season II of the WPT China National Traktor Poker Tour and begin to recognize revenue from China-related activities by the fourth quarter of 2008.

Regarding expenses, the Company expects:

•                  To incur production costs relating to Season VII of the WPT television series while seeking sponsorship revenues.

•                  Lower selling, general and administrative costs in online gaming.

•                  Higher sales and marketing costs associated with producing the new ClubWPT.com poker program.

•                  Increased costs associated with launching Season II of the WPT China National Traktor Poker Tour and to have a fully integrated online and mobile platform by the end of the third quarter of 2008.

At the end of the second quarter and in the beginning of the third quarter of 2008, the Company began implementing headcount reductions and other cost cutting measures.

Investor Conference Call

WPT Enterprise’s quarterly earnings conference call is scheduled to begin today (August 6, 2008) at 9:00 a.m. PT (12:00 p.m. ET).

To participate in the conference call, investors should dial 800-762-8908 ten minutes prior to the scheduled start time. International callers should dial 480-629-9029. If you are unable to participate in the live call, a replay will be available beginning Wednesday, August 6, 2008 at 3:00 p.m. ET, through August 13, 2008 at 12:00 a.m. ET. To access the replay, dial 800-406-7325 (U.S.) or 303-590-3030 (International), and use passcode: 3905358.

The call will be open to all interested investors through a live audio Web broadcast via the Internet on the investor relations section of the Company’s website at http://investor.shareholder.com/wpt/index.cfm . For those who are not available to listen to the live broadcast, the call will be archived.

About WPTE

WPT Enterprises, Inc. (NASDAQ: WPTE) is a company engaged in the creation of internationally branded entertainment and consumer products driven by the development, production, and marketing of televised programming based on gaming themes. WPTE is the creator of the World Poker Tour®, a television show based on a series of high-stakes poker tournaments that has been licensed for broadcast globally.  WPT Season VI airs Monday nights at 9pm ET/PT on GSN in the United States, and WPT Season VII will air on FSN. WPTE also offers real-money online gaming on its website, www.worldpokertour.com, which prohibits wagers from players in the U.S. and certain other restricted territories.  WPTE also has operations in mainland China, pursuant to an agreement with the China Leisure Sports Administrative Center where WPTE is developing and marketing the WPT China National Traktor Poker Tour. In January 2008, the company launched ClubWPT.com, an innovative subscription-based online poker club targeted at the estimated 60 million poker players in the United States and currently offered in 38 States. WPTE currently licenses its brand to companies in the business of poker equipment and instruction, apparel, publishing, electronic and wireless entertainment, DVD/home entertainment, casino games, and giftware. The company is also engaged in the sale of corporate sponsorships. For show information, tools for improving poker play, and other WPT news, fans may log on to www.worldpokertour.com. WPTE is a majority owned subsidiary of Lakes Entertainment, Inc. (NASDAQ: LACO).  (WPTEF)

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by WPT Enterprises, Inc.) contains statements that are forward-looking, such as statements relating to the expansion of WPTE’s brand licensing, the development of new television and film projects, the development of WPTE corporate sponsors and other business development activities, as well as statements regarding other capital spending, financing sources and the effects of competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of WPTE. These risks and uncertainties include, but are not limited to, the risk that WPTE may not obtain sufficient sponsorship revenues for Season VII programming of the WPT; difficulty of predicting the growth of our online gaming business, which is a relatively new industry with an increasing number of market entrants; reliance on the efforts of Cryptologic to develop and maintain the online gaming website in compliance with WPTE’s business model and applicable gaming laws; the potential that our television programming will fail to maintain a sufficient audience; the risk that competitors with greater financial resources or marketplace presence might develop television programming that would directly compete with WPTE’s television programming; the risk that WPTE may not be able to protect its entertainment concepts, current and future brands and other intellectual property rights; risks associated with future expansion into new or complementary businesses; the termination or impairment of WPTE’s relationships with key licensing and strategic partners; and WPTE’s dependence on its senior management team. For more information, review WPTE’s filings with the Securities and Exchange Commission.

Company Contact:	Scott Friedman, Chief Financial Officer
323-330-9900
sfriedman@worldpokertour.com

Investor Relations Contact:	Andrew Greenebaum
ICR, Inc.
310-954-1100
agreenebaum@icrinc.com

Financial Tables to follow

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WPT ENTERPRISES, INC.

Condensed Consolidated Balance Sheets

	June 29, 2008
	(unaudited)	December 30, 2007
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$5,437	$3,852
Investments in marketable securities	6,394	22,971
Accounts receivable, net of allowances of $7 and $18	1,363	2,758
Deferred television costs	736	2,198
Other	789	830
	14,719	32,609

Investments in marketable securities	12,444	4,200
Property and equipment, net	1,579	1,462
Investment in unconsolidated investee	2,923	2,923
Other	636	503
	$32,301	$41,697

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$938	$736
Accrued payroll and related	598	988
Other accrued expenses	984	1,308
Deferred revenue	1,125	2,870
	3,645	5,902

Commitments and Contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value; authorized 20,000 shares; none issued and outstanding	—	—
Common stock, $0.001 par value; authorized 100,000 shares; 20,492 shares issued and outstanding	20	20
Additional paid-in capital	44,450	43,833
Deficit	(14,783)	(8,072)
Accumulated other comprehensive earnings (loss)	(1,031)	14
	28,656	35,795
	$32,301	$41,697

WPT ENTERPRISES, INC.

Condensed Consolidated Statements of Loss

(unaudited)

	Three months ended		Six months ended
	June 29, 2008	July 1, 2007	June 29, 2008	July 1, 2007
	(In thousands, except per share data)
Revenues:
License fees:
Domestic television	$2,400	$4,306	$4,500	$6,708
International television	403	765	1,172	1,220
Product licensing	573	979	1,260	1,859
	3,376	6,050	6,932	9,787

Online gaming	298	260	538	810
Event hosting and sponsorship fees	1,291	1,357	2,348	1,482
Other	109	53	216	133
	5,074	7,720	10,034	12,212

Cost of revenues	2,784	3,087	5,454	5,239

Gross profit	2,290	4,633	4,580	6,973

Selling, general and administrative expense	6,420	5,950	11,903	11,233
Loss on abandonment of online gaming assets	—	2,270	—	2,270

Loss from operations	(4,130)	(3,587)	(7,323)	(6,530)

Other income:
Gain on sale of investment	—	—	11	—
Interest	248	248	601	911

Loss before income taxes	(3,882)	(3,339)	(6,711)	(5,619)

Income taxes	—	—	—	—

Net loss	(3,882)	(3,339)	(6,711)	(5,619)

Net loss per common share - basic and diluted	$(0.19)	$(0.16)	$(0.33)	$(0.27)

Weighted-average common shares outstanding - basic and diluted	20,603	20,603	20,603	20,603